For Immediate Release
Jonathan Peisner
Treasurer and Vice President Investor Relations
(317) 249-4390
jonathan.peisner@karauctionservices.com

KAR Auction Services, Inc. Reports Second Quarter 2013 Results
Board Announces Quarterly Dividend of $0.19 per Common Share

Carmel, IN, August 6, 2013 — KAR Auction Services, Inc. (NYSE: KAR), today reported its second quarter financial results for the three months ended June 30, 2013. For the second quarter of 2013, the company reported revenue of $541.4 million as compared with revenue of $487.9 million for the second quarter of 2012, an increase of 11%. Adjusted EBITDA for the quarter ended June 30, 2013 increased 9% to $140.2 million, as compared with Adjusted EBITDA of $128.1 million for the quarter ended June 30, 2012. Net income for the second quarter of 2013 increased 40% to $33.4 million, or $0.24 per diluted share, as compared with net income of $23.9 million, or $0.17 per diluted share in the second quarter of 2012. Adjusted net income per share for the quarter ended June 30, 2013 increased 31% to $0.34 versus adjusted net income per share of $0.26 for the quarter ended June 30, 2012. Adjusted net income for the second quarter of 2013 excludes a $1.6 million net loss ($2.7 million pre-tax) due to costs incurred for processing vehicles damaged in Superstorm Sandy.

For the six months ended June 30, 2013, the company reported revenue of $1,099.0 million as compared with revenue of $994.8 million for the six months ended June 30, 2012, an increase of 10%. Adjusted EBITDA for the six months ended June 30, 2013 increased 5% to $276.4 million as compared with Adjusted EBITDA of $263.0 million for the six months ended June 30, 2012. Net income for the six months ended June 30, 2013 increased 25% to $62.5 million, or $0.45 per diluted share, as compared with net income of $49.9 million, or $0.36 per diluted share for the six months ended June 30, 2012. Adjusted net income per share for the six months ended June 30, 2013 increased 14% to $0.65 versus adjusted net income per share of $0.57 for the six months ended June 30, 2012. Adjusted net income for the six months ended June 30, 2013 excludes an $8.0 million net loss ($13.5 million pre-tax) due to costs incurred for processing vehicles damaged in Superstorm Sandy.

KAR’s Board of Directors also announced a cash dividend today of $0.19 per share on the company’s common stock. The dividend is payable on October 3, 2013, to stockholders of record as of the close of business on September 24, 2013.

Impact of Superstorm Sandy

In the first six months of 2013, IAA incurred a pre-tax net loss of $13.5 million related to the processing of Superstorm Sandy vehicles. This net loss has been excluded from Adjusted EBITDA in accordance with the definitions in our Credit Agreement. These losses are net of auction services revenue realized or to be realized upon the sale of the vehicles. The significantly higher tow costs incurred in order to respond to the requirements of our customers, increased occupancy costs due to the leasing of temporary locations to process Superstorm Sandy vehicles and increased labor costs for the temporary work force brought into the New York and New Jersey area resulted in a net loss on the sale of the Superstorm Sandy vehicles.

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2013 Outlook
KAR Auction Services, Inc. continues to expect 2013 Adjusted EBITDA of $535 - $540 million. The company also expects net income per share of $0.82 - $0.87 and adjusted net income per share of $1.15 - $1.20, both assuming an effective tax rate of approximately 40%. 2013 adjusted net income per share represents GAAP net income per diluted share excluding excess depreciation and amortization and stock-based compensation, both resulting from the 2007 merger, as well as Superstorm Sandy costs, all net of taxes. Additionally, the company now expects 2013 cash taxes of approximately $70 million, cash interest expense on corporate debt of approximately $78 million and capital expenditures of approximately $95 million. This would result in free cash flow before dividend payments of approximately $292 to $297 million.

Earnings Conference Call Information
KAR Auction Services, Inc. will be hosting an earnings conference call and webcast on Wednesday, August 7, 2013 at 11:00 a.m. EDT (10:00 a.m. CDT). The call will be hosted by KAR Auction Services, Inc.’s Chief Executive Officer, Jim Hallett, and Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-888-505-4388 and entering participant passcode 658874 while the live web cast will be available at the investor relations section of www.karauctionservices.com. Supplemental financial information for KAR Auction Services’ second quarter 2013 results is available at the investor relations section of www.karauctionservices.com under the financial postings page.

About KAR Auction Services, Inc.
KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., (“ADESA”), Insurance Auto Auctions, Inc., (“IAA”) and Automotive Finance Corporation (“AFC”). ADESA is a leading provider of wholesale used vehicle auctions with 67 North American locations and its subsidiary OPENLANE provides a leading Internet automotive auction platform. Insurance Auto Auctions is a leading salvage vehicle auction company with 163 sites across the United States and Canada. Automotive Finance Corporation is a leading provider of floorplan financing to independent and franchise used vehicle dealers with 104 sites across the United States and Canada. Together, KAR Auction Services provides a unique, comprehensive, end-to-end solution for our customers’ remarketing needs. Visit karauctionservices.com for additional information.

Forward Looking Statements
Certain statements contained in this release include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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KAR Auction Services, Inc.
Condensed Consolidated Statements of Income
(In millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues
ADESA Auction Services	$285.3	$263.8	$568.9	$534.4
IAA Salvage Services	202.8	177.3	424.4	366.7
AFC	53.3	46.8	105.7	93.7
Total operating revenues	541.4	487.9	1,099.0	994.8

Operating expenses
Cost of services (exclusive of depreciation and amortization)	298.9	263.2	630.3	532.6
Selling, general and administrative	112.2	103.5	213.0	217.6
Depreciation and amortization	49.0	48.0	96.3	96.6
Total operating expenses	460.1	414.7	939.6	846.8

Operating profit	81.3	73.2	159.4	148.0

Interest expense	24.5	29.6	53.3	59.9
Other income, net	(1.1)	(0.5)	(1.7)	(0.4)
Loss on modification/extinguishment of debt	1.6	--	5.4	--

Income before income taxes	56.3	44.1	102.4	88.5

Income taxes	22.9	20.2	39.9	38.6

Net income	$33.4	$23.9	$62.5	$49.9

Net income per share
Basic	$0.24	$0.18	$0.46	$0.37
Diluted	$0.24	$0.17	$0.45	$0.36

Dividends declared per common share	$0.19	$ --	$0.38	$ --

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KAR Auction Services, Inc.
Condensed Consolidated Balance Sheets
(In millions) (Unaudited)

	June 30,	December 31,
	2013	2012
Cash and cash equivalents	$168.1	$108.7
Restricted cash	8.7	11.9
Trade receivables, net of allowances	396.4	342.4
Finance receivables, net of allowances	1,059.7	996.2
Other current assets	123.9	122.2
Total current assets	1,756.8	1,581.4

Goodwill	1,701.6	1,679.6
Customer relationships, net of accumulated amortization	600.1	618.9
Intangible and other assets	366.6	341.7
Property and equipment, net of accumulated depreciation	692.0	700.7
Total assets	$5,117.1	$4,922.3

Current liabilities, excluding current maturities of debt and obligations collateralized by finance receivables	$697.7	$529.9
Obligations collateralized by finance receivables	752.2	713.3
Current maturities of debt	--	43.7
Total current liabilities	1,449.9	1,286.9

Long-term debt	1,773.1	1,774.6
Other non-current liabilities	434.5	417.1
Stockholders’ equity	1,459.6	1,443.7
Total liabilities and stockholders’ equity	$5,117.1	$4,922.3

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KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions), (Unaudited)	2013	2012	2013	2012

Net income	$33.4	$23.9	$62.5	$49.9
Add back:
Income taxes	22.9	20.2	39.9	38.6
Interest expense, net of interest income	24.5	29.6	53.2	59.9
Depreciation and amortization	49.0	48.0	96.3	96.6
EBITDA	129.8	121.7	251.9	245.0
Adjustments per the Credit Agreement	7.7	6.4	11.0	18.0
Superstorm Sandy	2.7	--	13.5	--
Adjusted EBITDA	$140.2	$128.1	$276.4	$263.0

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KAR Auction Services, Inc.
Adjusted Net Income and Adjusted Net Income Per Share

Adjusted Net Income and Adjusted Net Income Per Share
The revaluation of certain assets of the company, and resultant increase in depreciation and amortization expense which resulted from the 2007 merger, as well as stock-based compensation expense incurred in connection with service and exit options tied to the 2007 merger, have had a continuing effect on our reported results. Non-GAAP measures of adjusted net income and adjusted net income per share, in the opinion of the company, provide comparability to other companies that may have not incurred these types of non-cash expenses. In 2012, we recorded contingent consideration related to certain prior year acquisitions. In the first six months of 2013, we incurred a net loss resulting from processing vehicles associated with Superstorm Sandy. In addition, in the first six months of 2013, we incurred a loss on the modification/extinguishment of debt.

The following table reconciles adjusted net income and adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2013	2012	2013	2012

Net income	$33.4	$23.9	$62.5	$49.9
Loss on modification/extinguishment of debt, net of tax (1)	1.0	--	3.2	--
Stepped up depreciation and amortization expense, net of tax (2)	7.1	8.1	14.6	18.0
Stock-based compensation, net of tax (3)	4.1	3.5	2.5	10.4
Contingent consideration adjustment, net of tax (4)	--	0.1	--	0.6
Superstorm Sandy, net of tax (5)	1.6	--	8.0	--
Adjusted net income	$47.2	$35.6	$90.8	$78.9

Net income per share – diluted	$0.24	$0.17	$0.45	$0.36
Loss on modification/extinguishment of debt, net of tax	0.01	--	0.02	--
Stepped up depreciation and amortization expense, net of tax	0.05	0.06	0.10	0.13
Stock-based compensation, net of tax	0.03	0.03	0.02	0.08
Contingent consideration adjustment, net of tax	--	--	--	--
Superstorm Sandy, net of tax	0.01	--	0.06	--
Adjusted net income per share - diluted	$0.34	$0.26	$0.65	$0.57

Weighted average diluted shares	140.5	138.9	140.1	138.7

(1)	We incurred a loss on the modification/extinguishment of debt totaling $1.6 million ($1.0 million net of tax) and $5.4 million ($3.2 million net of tax) for the three and six months ended June 30, 2013, respectively.

(2)	Increased depreciation and amortization expense was $11.4 million ($7.1 million net of tax) and $12.9 million ($8.1 million net of tax) for the three months ended June 30, 2013 and 2012, respectively. For the six months ended June 30, 2013 and 2012, increased depreciation and amortization expense was $23.3 million ($14.6 million net of tax) and $28.7 million ($18.0 million net of tax), respectively.

(3)	Stock-based compensation resulting from the 2007 merger was $4.4 million ($4.1 million net of tax) and $4.4 million ($3.5 million net of tax) for the three months ended June 30, 2013 and 2012, respectively. For the six months ended June 30, 2013 and
2012, such stock-based compensation was $3.1 million ($2.5 million net of tax) and $12.2 million ($10.4 million net of tax), respectively.

(4)	We recorded accrued contingent consideration of approximately $0.1 million ($0.1 million net of tax) and $1.0 million ($0.6 million net of tax) for the three and six months ended June 30, 2012, respectively.

(5)	We incurred a loss resulting from Superstorm Sandy of approximately $2.7 million ($1.6 million net of tax) and approximately
$13.5 million ($8.0 million net of tax) for the three and six months ended June 30, 2013, respectively.

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Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.

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